Exhibit 10.4

One Penn Plaza, 35th Floor
New York, NY 10119
(212) 845-8200

May 11, 2018

Dr. David R. Guyer
c/o Ophthotech Corporation
One Penn Plaza
New York, NY 10119

Dear David:

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, subject to your execution below, this letter hereby further amends the employment letter, dated April 26, 2013, between you and Ophthotech Corporation (the “Company”), as amended by letters dated February 26, 2015 and April 24, 2017 between you and the Company (as amended, the “Employment Letter”) by making the following change:

1.	Section 7 of the Employment Letter is hereby replaced in its entirety by the following:

7.    Modified Cutback.

(a)Notwithstanding any other provision of this letter agreement (and any amendment hereto) or any other agreements between you and us, except as set forth in Section 7(b) hereof, in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide you a portion of any “Contingent Compensation Payments” (as defined below) that you would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(l) of the Code) for you. For purposes of this Section 7(a), the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b)Notwithstanding the provisions of Section 7(a), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by you if the Eliminated Payments (determined without regard to this sentence) were paid to you (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the

ActiveUS 167727582

Exhibit 10.4

Code payable with respect to all of the Contingent Compensation Payments in excess of your “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 7(b) shall be referred to as a “Section 7(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c)For purposes of this Section 7 the following terms shall have the following respective meanings:

(i)
“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)
“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d)Any payments or other benefits otherwise due to you following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 7(d). Within 30 days after each date on which you first become entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify you (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 7(b) Override is applicable. Within 30 days after delivery of such notice to you, you shall deliver a response to the Company (the “Executive Response”) stating either (A) that you agree with the Company’s determination pursuant to the preceding sentence or (B) that you disagree with such determination, in which case you shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 7(b) Override is applicable. In the event that you fail to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If you state in the Executive Response that you agree with the Company’s determination, the Company shall make the Potential Payments to you within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If you state in the Executive Response that you disagree with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, you and the Company shall use good faith efforts to resolve such dispute. If such

Exhibit 10.4

dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to you those Potential Payments as to which there is no dispute between the Company and you regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute.

(e)The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payment with a lower Contingent Compensation Payment Ratio. The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by you for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by you in respect of the applicable Contingent Compensation Payment. For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1Q/A-24(b) or (c)).

(f)The provisions of this Section 7 are intended to apply to any and all payments or benefits available to you under this letter agreement or any other agreement or plan of the Company under which you receive Contingent Compensation Payments.

*    *    *
You hereby agree that you and the Company are executing this amendment by mutual agreement, and that you hereby consent to the changes described herein. In the event of any conflict between the terms of this amendment and the terms of the Employment Letter, the terms of this amendment shall control. Except as expressly modified herein, the terms of the Employment Letter remain in full force and effect. This amendment may only be modified in a document

Exhibit 10.4

signed by both the Company and you. This amendment may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.
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Exhibit 10.4

If this amendment is acceptable to you, please sign and date this amendment below and return the signed and dated amendment to me on or before May 13, 2018.

Sincerely,
OPHTHOTECH CORPORATION

By: /s/ Amy R. Sheehan
Name:    Amy R. Sheehan
Title:    Senior Vice President and Chief Human
Resources Officer

ACCEPTED AND AGREED:

/s/ David R. Guyer
Dr. David R. Guyer

Date: 5/12/2018

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